Exhibit 6.10

HCFP/Strategy Advisors LLC

420 Lexington Avenue, Suite 300

New York, New York 10170

January 9, 2018

Dr. Morris C. Laster

Co-Chairman and Chief Executive Officer

Scopus BioPharma Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170

Dear Morris:

Reference is made to that certain management services agreement between HCFP/Strategy Advisors LLC and Scopus BioPharma Inc. (formerly known as Project18 Inc.) dated September 1, 2017 (the "Agreement"). Please be advised that pursuant to Section 9, HCFP/Strategy Advisors LLC has assigned the Agreement to HCFP/Portfolio Services LLC effective as of January 9, 2018.

Best regards,

/s/ Robert J. Gibson
Robert J. Gibson, CFA
Managing Director